Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT

This FIFTH AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT (this “Fifth Amendment”) is made as of July 21, 2011, by and between Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (“Canon” or the “Buyer”), and Altair Nanotechnologies Inc., a company organized under the laws of Canada (the “Altair” or “Company”).

W I T N E S S E T H:

WHEREAS, on September 20, 2010, Canon and Altair entered into a Share Subscription Agreement (the “Original SSA”), as amended by First Amendment to Share Subscription Agreement dated February 16, 2011, Second Amendment to Share Subscription Agreement dated May 17, 2011, Third Amendment to Share Subscription Agreement dated June 3, 2011 and Fourth Amendment to Share Subscription Agreement dated June 20, 2011 (as amended, the “SSA”);

WHEREAS, Canon and Altair wish to enter into this Fifth Amendment to set forth their mutual agreement to extend and further amend the SSA, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Buyer and the Company hereby agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings ascribed to them under the SSA.

2.	The parties reaffirm that the SSA remains in effect, notwithstanding any purported termination by Altair.

3.
The “End Date” as defined in the SSA is hereby extended and amended to be July 25, 2011 and the parties agree that, if the SSA is not terminated, the “Closing Date” under the SSA shall be such date when the Purchase Price remitted by Canon as described in the immediately succeeding sentence is received by Altair; provided that, notwithstanding anything to the contrary in the SSA (including this Fifth Amendment), this Agreement may not be terminated by any Party if and after Canon has submitted irrevocable instructions to its bank to remit the Purchase Price to Altair.  Provided that all closing deliverables in agreed forms have been delivered to be held in escrow, within two hours during normal business hours in Hong Kong following execution of this Fifth Amendment by the Parties, Canon will submit irrevocable written instructions to its bank to remit the Purchase Price to Altair's bank account ("Bank Account").  Altair hereby agrees that upon receipt of the Purchase Price, (i) Canon shall have satisfied in full its obligations to consummate the Closing and (ii) Altair shall immediately and unconditionally hand over to Buyer or its designee located in Reno, Nevada the original share certificates representing the Purchased Securities.  In furtherance of the above, if Altair fails to deliver the original share certificates representing the Purchased Securities to Buyer or its designee located in Reno, Nevada within two hours upon Altair’s receipt of the Purchase Price, Altair shall unconditionally repay the Purchase Price to Buyer in full, and upon receipt in full by Buyer of such repayment of Purchase Price, the SSA shall be terminated automatically.

4.	The defined term “Full-Diluted Basis” shall be amended and restated as follows:

“Fully Diluted Basis” means, with respect to any class of Company Securities, all outstanding shares of such class and all shares issuable in respect of securities convertible into or exchangeable for shares of such class, all share appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities, but in all cases excluding the up to 1,800,000 shares of Common Stock issued, or issuable, pursuant to Section 2.4 of the Securities Purchase Agreement dated as of March 28, 2011 among the Company and the purchasers party thereto (such shares, the “Adjustment Shares”).

The Company hereby informs Canon that it has issued the Adjustment Shares in accordance with such Securities Purchase Agreement and Applicable Law.

5.
Notwithstanding paragraph 4 hereof, the parties acknowledge that the defined term “Fully-Diluted Basis” under the Investor Rights Agreement and the term “fully-diluted basis” under the Waiver and Rights Agreement shall mean, with respect to any class of Company Securities, all outstanding shares of such class and all shares issuable in respect of securities convertible into or exchangeable for shares of such class, all share appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities.

6.	Section 2.04 of the SSA shall be amended and restated as follows:

“Section 2.04.  Use of Proceeds.  The parties recognize that the Company is at a critical junction of its corporate development and believe that the transactions contemplated hereby would be transformative for the Company and be mutually beneficial to both parties.  The Company is in need of a significant capital infusion. Buyer believes that there exists major opportunities to re-position the Company to achieve a leading position in nano-lithium titanate battery cells and related industry through a significant reduction in its cost structure.  Buyer believes that the most effective way to achieve these cost reductions would be for the Company to build a lithium titanate (LTO) materials production facility in China. Buyer believes that the facility would significantly lower the Company’s current cost structure through reduced labor costs, improved raw material procurement and transport, proximity to market and increased economies of scale.

The Parties agree that US$32.0 million of the proceeds received by the Company from the transactions contemplated hereby shall be used to construct a LTO materials production facility in China, provided that a reputable firm of international status selected and retained by the Special Committee (as defined below) (e.g., PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, Oliver Wyman, McKinsey, Booz & Company, AT Kearny, SNC-Lavalin, Bechtel, Fluor or MacQuarie, or of equivalent international standing) recommends the investment in such LTO materials production facility based on a business plan which takes into account all relevant characteristics and operating and financing considerations. In furtherance of the above, the parties agree that US$32.0 million of the proceeds with respect to the LTO materials production facility shall not be used by the Company until the New Board approves the Budget in accordance with the paragraph below hereof.

Management will prepare and submit for review to a special committee (the “Special Committee”) of the New Board promptly following the Closing a capital and operating budget (the “Budget”). This Special Committee shall be comprised of one (1) independent director (Pierre Lortie), one (1) director designated by Al Yousuf LLC (Alex Lee) and one (1) director designated by the Buyer. The proceeds from the sale of Common Stock to Buyer at the Closing shall not be used for any other purposes until the Budget is presented by the Special Committee to and approved by the New Board, except that management may pay ordinary payroll and the accounts payable identified on a list initialed and approved by both Parties.  The New Board shall meet within 10 Business Days of the Closing.

7.
The parties acknowledge that Altair has not made equity awards to the current Board members following the annual meeting of the shareholders held on June 23, 2011 and agree that, upon the Closing, Altair shall issue to the current Board members an aggregate amount of US$330,000 in cash, in lieu of the equity awards. Each of the directors in office as of the day prior to closing is an intended third party beneficiary of this Section 7.

8.
Pursuant to Section 5.13 of the Original SSA, upon the Closing, Canon agrees to cause Altair to pay the purchase price of US$355,686 for a six-year directors’ and officers’ liability insurance “tail policy” (with effect as of the Closing) arranged by Altair. Each of the directors in office as of the day prior to closing is an intended third party beneficiary of this Section 8.

9.	Prior to and as a condition of the Closing, the CEO and CFO of the Company shall have signed a certification letter in the form attached.

10.
Prior to and as a condition to the Closing, Altair shall have taken such actions necessary such that, effective as of the Closing, Alexander Lee (the "Designee") shall have been given such approval authority to the effect that no disbursements may be made from the Bank Account without the signature of (or otherwise the approval of) the Designee.  It is hereby acknowledged and agreed that the Designee shall approve disbursements from the Bank Account of the account payables identified on the list initialed and approved by both Parties.

11.
In consideration of the provisions of this Fifth Amendment and in furtherance of the parties’ friendly cooperation, (a) the Company hereby expressly confirms and waives its right and remedies against Buyer and its Affiliates for any claims under the SSA arising prior to the date hereof, and (b) the Buyer hereby expressly confirms and waives its right and remedies against the Company and its Affiliates for any claims under the SSA arising prior to the date hereof.

12.
The Company and Buyer agree to take such actions as necessary or appropriate to give effect to the provisions of this Fifth Amendment, including without limitation, executing conforming amendments to the SSA or the other Transaction Agreements, if applicable.

13.	Each party hereby confirms that the execution, delivery and performance of this Fifth Amendment by such party has been duly authorized by all necessary corporate actions on the part of such party.

14.	This Fifth Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

15.
This Fifth Amendment shall constitute an amendment to the SSA in accordance with the terms thereof.  The SSA, as amended by this Fifth Amendment, shall continue in full force and effect.  From and after the date hereof, references to the SSA shall be deemed to be references to the SSA, as amended by this Fifth Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this FIFTH AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT to be duly executed by their respective authorized officers as of the day and year first above written.

CANON INVESTMENT HOLDINGS LIMITED
By:	/s/ Yincang Wei
	Name:	Yincang Wei
	Title:	Chairman

ALTAIR NANOTECHNOLOGIES, INC.
By:	/s/ Terry M. Copeland
	Name:	Terry M. Copeland
	Title:	President & CEO

[Signature Page to Fifth Amendment to Share Subscription Agreement]

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